EXHIBIT 99.1

LIMITED WAIVER AGREEMENT

This Limited Waiver Agreement (“Agreement”) is made and entered into effective as of July 17, 2019 (the “Effective Date”), by and between ABE South Dakota, LLC, a Delaware limited liability company (“Borrower”), and AgCountry Farm Credit Services, PCA, a federal production credit association organized under the Farm Credit Act of 1971, as amended (“Lender”).

RECITALS:

A.

Borrower and Lender entered into that certain Master Credit Agreement dated as of December 29, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Master Agreement”) as subsequently amended by the Limited Waiver and First Amendment to Master Credit Agreement dated as of September 28, 2016, the Second Amendment to Master Credit Agreement dated as of March 13, 2018, the Third Amendment to Master Credit Agreement dated as of October 19, 2018, and the Limited Waiver and Deferral Agreement and Fourth Amendment to Master Credit Agreement dated as of December 28, 2018.

B.

Borrower and Lender entered into that certain First Supplement to Master Credit Agreement, and that certain Second Supplement to Master Credit Agreement, each dated as of December 29, 2015, that certain Third Supplement to Master Credit Agreement dated as of September 28, 2016, and that certain Fourth Supplement to the Master Credit Agreement dated as of March 13, 2018 (as each may be amended, restated, supplemented or otherwise modified from time to time, the “First Supplement,” “Second Supplement,” “Third Supplement,” and “Fourth Supplement”) respectively, and collectively with the Master Agreement and each additional supplement in effect from time to time, the “Credit Agreement”).

C.

Under Section 5.02 of the Master Agreement Borrower is required to maintain working capital of at least $4,000,000 as of the last day of each month through August 30, 2020. Borrower’s working capital as of the months ending May 31, 2019 and June 30, 2019 was or is anticipated to be less than the required amount, and Borrower has requested Lender’s waiver of any Default or Event of Default which has or may arise as a result of such non-compliance.

D.	Lender agrees accommodate Borrower’s requests, subject to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the Parties agree as follows:

1.Definitions. Capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Credit Agreement.

2.Effectiveness; Conditions Precedent. This Agreement will become effective upon satisfaction, or waiver as provided in Section 8.02 of the Master Agreement, of the following conditions precedent:

(a)	receipt by Lender of Borrower’s duly executed and delivered counterpart of this Agreement; and

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(b)

contribution to Borrower by Borrower’s sole member, Advanced BioEnergy, LLC, of a cash investment in the amount of not less than $300,000, which amount shall be available for Borrower’s working capital needs.

3.Limited Waiver of Working Capital Covenant. Lender hereby waives the requirements of Section 5.02 of the Master Agreement solely for the periods ending on May 31, 2019, and June 30, 2019, and further waives any Default or Event of Default that has arisen or would otherwise result solely from Borrower’s failure to satisfy the Working Capital covenant for such periods. The Working Capital covenant for all other periods is not waived and remains in full force and effect.

4.Representations; Events of Default.  In order to induce Lender to execute this Agreement, Borrower, as of the date of this Agreement, hereby: (a) makes and renews the representations and warranties contained in Article III of the Master Agreement, and (b) certifies to Lender that, after giving effect to Section 3 hereof, no Default or Event of Default exists under the Credit Agreement or other Loan Documents.

5.Reservation of Rights.  NOTHING HEREIN OR OTHERWISE SHALL BE DEEMED TO CREATE A COURSE OF DEALING OR OTHERWISE ENTITLE BORROWER TO A CONSENT TO, OR A WAIVER, AMENDMENT, MODIFICATION, DEFERRAL, OR OTHER CHANGE OF, ANY OF THE TERMS, CONDITIONS, OBLIGATIONS, COVENANTS, OR AGREEMENTS CONTAINED IN THE MASTER AGREEMENT OR ANY OTHER LOAN DOCUMENTS IN SIMILAR OR DIFFERENT CIRCUMSTANCES IN THE FUTURE. BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT SHALL NOT BE DEEMED AN AGREEMENT BY LENDER TO MAKE OR RENEW ANY LOANS, GRANT ANY FURTHER DEFERRALS OR WAIVERS OR EXTEND ANY FORBEARANCES OR FINANCIAL ACCOMMODATIONS OTHER THAN THOSE SPECIFICALLY CONTAINED HEREIN.

6.Release of Claims.  In consideration of this Agreement, Borrower hereby fully and finally releases, remises, acquits, and forever discharges, with prejudice, Lender and Lender’s employees, agents, representatives, consultants, attorneys, officers, directors, partners, members, shareholders, participants, predecessors, successors and assigns (all of the foregoing hereinafter called the “Released Parties”), from any and all actions and causes of action, judgments, executions, suits, debts, claims, demands, liabilities, obligations, damages, and expenses of any and every character, known or unknown, direct and/or indirect, at law or in equity, of whatsoever kind or nature, whether heretofore or hereafter arising, for or because of any manner of things done, omitted, or suffered to be done by any of the Released Parties prior to and including the date of execution hereof, and in any way directly or indirectly arising out of or in any way connected to this Agreement, the Credit Agreement, or any other Loan Document, including but not limited to, claims, liabilities or obligations relating to any settlement negotiations, representations, commitments, arrangements, liabilities, offsets or deductions of sums owed to or by Borrower.

7.Expenses and Fees.  Borrower shall pay or reimburse Lender for attorneys’ fees and costs of Lender’s legal counsel in connection with the preparation, execution, delivery and consummation of this Agreement and the transactions and documents related to or contemplated hereby.

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8.Counterpart Signatures.  This Agreement may be executed by each party in one or more counterparts (including by telecopy or other electronic mail, or any other electronic means), each of which shall be deemed an original and all of which taken together shall constitute one binding document.

[Signature Page to Follow]

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IN WITNESS WHEREOF, the Parties have caused this Limited Waiver Agreement to be duly executed and delivered as of the Effective Date.

BORROWER:

ABE SOUTH DAKOTA, LLC

By: /s/ Richard R. Peterson

Name:  Richard R. Peterson

Title:    President and Chief Executive Officer

LENDER:

AGCOUNTRY FARM CREDIT SERVICES, PCA

By:/s/ Jessica Bernstien

Name: Jessica Bernstien

Its:    Vice President – Agribusiness and

Capital Markets

SIGNATURE PAGE TO Limited Waiver Agreement

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